Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190645

The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 11, 2015

Preliminary prospectus supplement

(To prospectus dated September 20, 2013)

10,000,000 shares

PetroQuest Energy, Inc.

Common stock

We are offering 10,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “PQ.” The last reported sale price of our common stock on the New York Stock Exchange on March 10, 2015 was $2.59 per share.

	Per share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,500,000 shares of our common stock from us at a price of $         per share solely to cover any over-allotments.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of the various risks you should consider in evaluating an investment in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about March     , 2015.

Joint book-running managers

Johnson Rice & Company L.L.C.	Scotia Howard Weil

The date of this prospectus supplement is March     , 2015.

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and documents incorporated by reference herein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Incorporation of certain documents by reference.” To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us. We have not and the underwriters have not authorized any other person to provide you with additional or different information. If anyone or any document incorporated by reference herein provides you with additional, different or inconsistent information, you should not rely on it. We are not and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date hereof or thereof, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, all references in this prospectus supplement to “we,” “our,” “us,” or the “company” refer to PetroQuest Energy, Inc. and its subsidiaries on a consolidated basis. Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares to cover over-allotments.

Cautionary note regarding forward-looking statements

This document and the documents incorporated by reference in this prospectus supplement contain both historical and “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included or incorporated by reference herein are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, our estimate of the sufficiency of our existing capital sources, including availability under our senior secured bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the effects of a financial downturn or negative credit market conditions on our liquidity, business and financial condition, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our ability to find oil and natural gas reserves that are economically recoverable, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, our ability to realize the anticipated benefits from our joint ventures, the timing of development expenditures and drilling of wells, hurricanes, tropical storms and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. When used in this document and the documents incorporated by reference, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

S-ii

Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed in the section entitled “Risk factors” included elsewhere in this prospectus supplement and in the documents that we incorporate by reference, including our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent Securities and Exchange Commission (“SEC”) filings.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement and in the documents incorporated by reference. Forward-looking statements speak only as of the date they are made. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

S-iii

Summary

This summary contains basic information about us and the offering. It does not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein for a more complete understanding of our business. You should pay special attention to the “Risk factors” section beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement before making an investment decision.

Unless the context requires otherwise, references to “we,” “our,” “us,” or the “company” and other similar terms are to PetroQuest Energy, Inc. and its subsidiaries on a consolidated basis.

We have defined certain oil and gas industry terms used in this document in the section entitled “Certain definitions” beginning on page S-28 of this prospectus supplement.

General

PetroQuest Energy, Inc. is an independent oil and gas company incorporated in the State of Delaware with primary operations in Oklahoma, East Texas and the Gulf Coast Basin. We seek to grow our production, proved reserves, cash flow and earnings at low finding and development costs through a balanced mix of exploration, development and acquisition activities. From the commencement of our operations in 1985 through 2002, we were focused exclusively in the Gulf Coast Basin with onshore properties principally in southern Louisiana and offshore properties in the shallow waters of the Gulf of Mexico shelf. During 2003, we began the implementation of our strategic goal of diversifying our reserves and production into longer life and lower risk onshore properties. As part of the strategic shift to diversify our asset portfolio and lower our geographic and geologic risk profile, we refocused our opportunity selection processes to reduce our average working interest in higher risk projects, to shift capital to higher probability of success onshore wells and to mitigate the risks associated with individual wells by expanding our drilling program across multiple basins.

We have successfully diversified into onshore, longer life basins in Oklahoma and Texas through a combination of selective acquisitions and drilling activity. Beginning in 2003 with our acquisition of the Carthage Field in East Texas through 2014, we invested the majority of our capital into growing our longer life assets. During the 11-year period ended December 31, 2014, we realized a 94% drilling success rate on 976 gross wells drilled. Comparing 2014 metrics with those in 2003, the year we implemented our diversification strategy, we have grown production by 348% and estimated proved reserves by 377%. At December 31, 2014, 86% of our estimated proved reserves and 62% of our 2014 production were derived from our longer life assets.

We are focused on growing our reserves and production through a balanced drilling budget with an increased emphasis on growing our oil and natural gas liquids production. In May 2010, we entered into the Woodford joint development agreement, which we refer to in this prospectus supplement as the JDA, providing us with $85 million in cash during 2010 and 2011, along with a drilling carry that we have utilized since May 2010 to enhance economic returns by reducing our share of capital expenditures primarily in the Woodford Shale. Under the terms of the JDA, as amended, we will pay 25% of the cost to drill and complete wells and receive a 50% ownership interest. The drilling carry is subject to extensions in one year intervals and as of December 31, 2014, approximately $25.8 million remained available.

During 2013, we closed the acquisition of certain producing properties in the shallow waters of the Gulf of Mexico, which we refer to in this prospectus supplement as the Gulf of Mexico Acquisition. This acquisition significantly enhanced our oil production. Utilizing the free cash flow provided by these acquired assets, we launched expanded drilling programs during 2014 in East Texas and the liquids rich portion of the Woodford Shale. The success of these two drilling programs, combined with a significant discovery at our Thunder Bayou prospect in the Gulf Coast Basin, were key components enabling us to achieve record annual production and record annual year-end reserves during 2014.

Fleetwood Joint Venture

In June 2014, we entered into a joint venture in Louisiana for an aggregate purchase price of $24 million payable as described below, which we refer to in this prospectus supplement as the Fleetwood Joint Venture. The assets acquired under the joint venture include an average 37% working interest in an approximately 30,000 acre leasehold position in Louisiana and exclusive rights, along with our joint venture partner, to a 200 square mile proprietary 3D survey which has generated several conventional and shallow non-conventional oil-focused prospects.

The purchase price was comprised of $10 million in cash and $14 million in funding for future drilling, completion and lease acquisition costs. If the $14 million in drilling, completion and lease acquisition costs is not fully funded by December 31, 2015, any remaining balance becomes payable at the election of our joint venture partner. At December 31, 2014, $7 million of the cash purchase price and $10.7 million of drilling carry remained outstanding. The $7 million cash purchase price was paid in January 2015.

Recent developments within our core operating areas

We own core producing and non-producing oil and natural gas properties in Oklahoma, East Texas and the Gulf Coast Basin. The following is a summary of recent activity in each of our core operating areas.

Oklahoma – Woodford Shale. During 2014, we continued our evaluation of the Woodford Shale as we drilled and participated in 40 gross wells, achieving a 98% success rate. In total, we invested $67.4 million during 2014 acquiring prospective acreage and drilling and completing wells in this area. In addition, during 2014 we utilized $25.8 million of total drilling carry under the amended JDA, and we plan to continue utilizing the drilling carry during 2015. Average daily production from our Oklahoma properties during 2014 totaled 46 MMcfe per day, a 1% decrease from 2013 average daily production. We added approximately 72 Bcfe of estimated proved reserves from our drilling program during 2014. We also experienced positive revisions to our estimated proved reserves as a result of higher average prices, which along with our drilling success resulted in a 32% increase in our estimated proved reserves from 2013. We have allocated approximately 25% of our 2015 capital budget to operations in the Woodford Shale, and we expect to participate in the drilling of approximately 60 gross wells targeting our liquids rich gas and East Hoss dry gas acreage.

East Texas – Carthage Field. During 2014, we invested $38.9 million in our East Texas properties where we drilled six gross wells, achieving a 100% success rate. Net production from our East Texas assets averaged 26.5 MMcfe per day during 2014, a 63% increase from 2013 average daily production, and our estimated proved reserves increased 97% from 2013, primarily as a result of successful drilling in our Carthage Field. We have allocated approximately 35% of our 2015 capital budget to drilling three gross wells as well as various re-completion and plugging and abandonment operations at our Carthage Field.

Gulf Coast Basin. During 2014, we drilled four gross wells in the Gulf Coast Basin, achieving a 50% success rate. In total, we invested $73.7 million in this area during 2014, including a portion of the $24 million purchase price related to our Fleetwood Joint Venture payable as described above and $17.8 million for the Thunder Bayou discovery expected to commence production in the second quarter of 2015. Production from this area increased 14% from 2013 totaling 44.6 MMcfe per day in 2014 due to a full year of production from the wells acquired in the Gulf of Mexico Acquisition. Our estimated proved reserves in this area decreased 4% from 2013 primarily as a result of the 16.3 Bcfe of 2014 production, mostly offset by added proved reserves from our Thunder Bayou discovery. We have allocated approximately 40% of our 2015 capital budget to various drilling, re-completion and plugging and abandonment projects in the Gulf Coast Basin, including completion and facilities costs related to our Thunder Bayou discovery.

Operations and reserves overview

The following table presents summary data for each of our primary project areas and our estimated proved reserves by area at December 31, 2013 and 2014.

	At December 31, 2013(1)		At December 31, 2014
	Estimated proved reserves (Bcfe)	Proved developed reserves (%)	Estimated proved reserves (Bcfe)	Proved developed reserves (%)
Oklahoma – Woodford Shale	191.8	62%	252.4	59%
East Texas – Carthage Field	45.3	59%	89.4	52%
Gulf Coast Basin	57.2	97%	55.1	76%
Other	2.4	65%	0.2	100%

Total	296.7	68%	397.1	60%

(1)	As of December 31, 2014, we determined that certain previously disclosed estimates of proved undeveloped reserves as of December 31, 2013, should have been reduced by 5.1 Bcfe. Accordingly, proved reserves as of December 31, 2013, have been adjusted to reflect these revised estimates.

The estimated cash flows from our estimated proved reserves at December 31, 2014 were as follows:

(in thousands)	Proved Developed	Proved Undeveloped	Total Proved
Estimated pre-tax future net cash flows(1)	$742,653	$351,277	$1,093,930
Discounted pre-tax future net cash flows (PV-10)(1)	$460,081	$140,630	$600,711

Total standardized measure of discounted future net cash flows			$548,562

(1)	Estimated pre-tax future net cash flows and discounted pre-tax future net cash flows (PV-10) are non-GAAP measures because they exclude income tax effects. Management believes these non-GAAP measures are useful to investors as they are based on prices, costs and discount factors which are consistent from company to company, while the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. As a result, the company believes that investors can use these non-GAAP measures as a basis for comparison of the relative size and value of the company’s reserves to other companies. The company also understands that securities analysts and rating agencies use these non-GAAP measures in similar ways. The following table reconciles undiscounted and discounted future net cash flows to standardized measure of discounted cash flows as of December 31, 2014.

(in thousands)	Total Proved
Estimated pre-tax future net cash flows	$1,093,930
10% annual discount	(493,219)

Discounted pre-tax future net cash flows (PV-10)	600,711
Future income taxes discounted at 10%	(52,149)

Total standardized measure of discounted future net cash flows	$548,562

Business strategy

Our business strategy incorporates the following key elements:

Maintain our financial flexibility. In response to the impact that the decline in commodity prices has had on our cash flow, our 2015 capital expenditures will be significantly reduced as compared to 2014. Our 2015 capital expenditures, which include capitalized interest and overhead but exclude acquisitions, are currently estimated to range between approximately $60 million and $70 million and are expected to be funded through cash flow from operations and cash on hand. To the extent our capital expenditures during 2015 exceed our cash flow from operations and cash on hand, we expect to utilize available borrowings under our senior secured bank credit facility. Because we operate approximately 88% of our total estimated proved reserves and manage the drilling and completion activities on an additional 6% of such reserves, we expect to be able to control the timing of a substantial portion of our capital investments. We also plan to maintain our commodity hedging program, and as in prior years, we may continue to opportunistically dispose of certain assets to provide additional liquidity.

Pursue balanced growth and portfolio mix. We plan to pursue a risk-balanced approach to the growth and stability of our reserves, production, cash flows and earnings. Our goal is to strike a balance between lower risk development activities and higher risk and higher impact exploration activities. We plan to allocate our capital investments in a manner that continues to geographically and operationally diversify our asset base. Through our portfolio diversification efforts, at December 31, 2014, approximately 86% of our estimated proved reserves were located in longer life and lower risk basins in Oklahoma and East Texas, and 14% were located in the shorter life but higher flow rate reservoirs in the Gulf Coast Basin. In terms of production diversification, during 2014, 62% of our production was derived from longer life basins. Our 2014 production was composed of 72% natural gas, 11% oil and 17% natural gas liquids.

Target underexploited properties with substantial opportunity for upside. We plan to maintain a rigorous prospect selection process that enables us to leverage our operating and technical experience in our core operating areas. In evaluating these prospects, we seek properties that provide sufficient acreage for future exploration and development, as well as properties that may benefit from the latest exploration, drilling, completion and operating techniques to more economically find, produce and develop oil and gas reserves.

Concentrate in core operating areas and build scale. We plan to continue focusing on our operations in Oklahoma, East Texas and the Gulf Coast Basin. Operating in concentrated areas helps us better control our overhead by enabling us to manage a greater amount of acreage with fewer employees and minimize incremental costs of increased drilling and production. We have substantial geological and reservoir data, operating experience and partner relationships in these regions. We believe that these factors, combined with the existing infrastructure and favorable geologic conditions with multiple known oil and gas producing reservoirs in these regions, will provide us with attractive investment opportunities, as evidenced by the Gulf of Mexico Acquisition and the Fleetwood Joint Venture.

Manage our risk exposure. We plan to continue several strategies designed to mitigate our operating risks. We have adjusted the working interest we are willing to hold based on the risk level and cost exposure of each project. For example, we typically reduce our working interests in higher risk exploration projects while retaining greater working interests in lower risk development projects. Our partners often agree to pay a disproportionate share of drilling costs relative to their interests, allowing us to allocate our capital spending to maximize our return and reduce the inherent risk in exploration and development activities. We also strive to retain operating control of the majority of our properties to control costs and timing of expenditures, and we expect to continue to actively hedge a portion of our future planned production to mitigate the impact of commodity price fluctuations and achieve more predictable cash flows.

Competitive strengths

We believe we have the following competitive strengths:

Large inventory of drilling prospects. We have developed an extensive inventory of future drilling locations, primarily located in lower risk onshore basins. As of December 31, 2014, approximately 92% of our proved undeveloped reserves and the vast majority of our non-proved drilling inventory are located in onshore basins where we believe there is lower geologic risk and where wells typically exhibit long productive lives. Approximately 40% of our estimated proved reserves at December 31, 2014 were undeveloped, and 6% were developed, non-producing. Most of the undeveloped locations are step-out or extension wells from existing production, which we consider to be lower risk. We plan to continue utilizing a portion of the cash flow generated by the Gulf of Mexico Acquisition assets to accelerate the development of certain of our onshore basins, including our Woodford Shale and Cotton Valley resource plays.

Operational control. As of December 31, 2014, we operated approximately 88% of our estimated proved reserves, and managed drilling and completion activities with respect to an additional 6% of such reserves. We prefer to retain operating control over our prospects rather than owning non-operated interests because, as the operator, we can more efficiently manage our operating costs, capital expenditures, and the timing and method of development of our properties. Our significant operational control provides us with the flexibility to align capital expenditures with free cash flow as we are able to adjust drilling plans with changes in commodity prices.

Successful drilling history. During the 11-year period ended December 31, 2014, we realized a 94% drilling success rate on 976 gross wells drilled. We follow a disciplined, formal process prior to drilling any wells, which requires stringent geological and financial analysis and an agreement on the level of participation we are willing to accept on each project. Balancing our more exploratory, shorter life Gulf Coast Basin assets with lower risk, longer life onshore assets in Oklahoma and East Texas has increased our drilling success.

Experienced management and technical teams and incentivized workforce. Our senior management team has significant experience in acquiring, developing and operating oil and gas properties in both onshore and offshore basins. We employ 27 technical professionals, including geophysicists, geologists, petroleum engineers, and production and reservoir engineers who have expertise in their specialized, technical fields. As of March 1, 2015, our executive officers and directors owned approximately 11% of our outstanding common stock, and substantially all employees own common stock and/or options to purchase common stock.

Corporate information

We were incorporated as a Delaware corporation in 1998. Our corporate headquarters are located at 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, and our telephone number is (337) 232-7028.

The offering

Issuer	PetroQuest Energy, Inc.

Common stock offered	10,000,000 shares

Common stock to be outstanding after this offering	75,863,474 shares(1)(2)

Over-allotment option granted by us	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,500,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any. See “Underwriting (conflicts of interest).”

Use of proceeds	The net proceeds to us from this offering will be approximately $ million (or $ million if the underwriters’ over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for working capital and for general corporate purposes, including the repayment of outstanding borrowings under our senior secured bank credit facility. See “Use of proceeds.”

New York Stock Exchange symbol	PQ

Dividends	We have not historically paid a dividend, cash or otherwise, on our common stock and do not intend to do so in the foreseeable future. In addition, under our senior secured bank credit facility and the indenture with respect to our 10% senior notes due 2017, we are and will be restricted from paying cash dividends on our common stock. See “Dividend policy.”

Risk factors	See “Risk factors” beginning on page S-12 of this prospectus supplement and page 5 of the accompanying prospectus, as well as in the documents incorporated by reference in this prospectus supplement, for a discussion of the risk factors you should carefully consider before deciding to invest in our common stock.

Conflicts of interest	An affiliate of Scotia Capital (USA) Inc., one of the underwriters, is a lender under our senior secured bank credit facility and as such may receive 5% or more of the net proceeds in this offering and may be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists. See “Underwriting (conflicts of interest).”

(1)	The number of shares of common stock outstanding after the offering is based on 65,863,474 shares of common stock outstanding as of March 1, 2015, excluding (i) 1,507,704 shares issuable upon the exercise of outstanding stock options awarded under our 1998 Incentive Plan and our 2013 Incentive Plan and held by our employees, officers and directors and (ii) 5,147,734 shares issuable upon conversion of the Series B Preferred Stock.
(2)	If the underwriters’ option to purchase additional shares is exercised in full, 77,363,474 shares will be outstanding.

Summary historical consolidated financial data

The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements.

The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

	Historical
	Year ended December 31,
(in thousands)	2012	2013	2014
Operating data:
Revenues:
Oil and gas sales	$141,433	$182,804	$225,021
Expenses:
Lease operating expenses	38,890	43,743	48,597
Production taxes	885	3,950	5,927
Depreciation, depletion and amortization	60,689	71,445	87,818
Ceiling test write-down	137,100	—	—
General and administrative	22,957	26,512	22,870
Accretion of asset retirement obligation	2,078	1,753	2,958
Interest expense	9,808	21,886	29,281

Total expenses	272,407	169,289	197,451
Other income	764	654	679
Derivative income (expense)	(233)	233	—

	531	887	679
Income (loss) from operations	(130,443)	14,402	28,249
Income tax expense (benefit)	1,636	320	(2,941)

Net income (loss)	(132,079)	14,082	31,190
Preferred stock dividend	5,139	5,139	5,139

Net income (loss) available to common stockholders	$(137,218)	$8,943	$26,051

	Historical
	Year ended December 31,
(in thousands, except ratios)	2012	2013	2014
Other financial data:
Net cash provided by operating activities	$88,591	$59,854	$178,208
Net cash used in investing activities	(139,788)	(280,103)	(163,651)
Net cash provided by (used in) financing activities	43,838	214,498	(5,467)
Adjusted EBITDA(1)	86,375	113,469	153,554
Ratio of earnings to fixed charges(2)	—	1.28	1.46
Ratio of Adjusted EBITDA to cash interest(3)	5.38	4.23	4.14

Balance sheet data:
Cash and cash equivalents	$14,904	$9,153	$18,243
Total assets	433,403	667,190	790,895
Total liabilities	345,812	568,095	653,986
Total equity	87,591	99,095	136,909

(1)	Adjusted EBITDA represents net income (loss) available to common stockholders before income tax expense (benefit), interest expense, preferred stock dividends, depreciation, depletion, amortization, share based compensation expense, accretion of asset retirement obligation, non-cash derivative expense (income) and ceiling test write-downs. We have reported Adjusted EBITDA because we believe Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. We believe Adjusted EBITDA assists such investors in comparing a company’s performance on a consistent basis without regard to depreciation, depletion and amortization, which can vary significantly depending upon accounting methods or nonoperating factors such as historical cost. Adjusted EBITDA is not a calculation based on generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us is not comparable in all instances to Adjusted EBITDA as reported by other companies. Adjusted EBITDA amounts may not be fully available for management’s discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results.

Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States. The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the periods presented.

	Historical
	Year ended December 31,
(in thousands)	2012	2013	2014
Net income (loss) available to common stockholders	$(137,218)	$8,943	$26,051
Income tax expense (benefit)	1,636	320	(2,941)
Interest expense and preferred stock dividends	14,947	27,025	34,420
Depreciation, depletion and amortization	60,689	71,445	87,818
Share based compensation expense	6,910	4,216	5,248
Accretion of asset retirement obligations	2,078	1,753	2,958
Non-cash derivative expense (income)	233	(233)	—
Ceiling test write-down	137,100	—	—

Adjusted EBITDA	$86,375	$113,469	$153,554

(2)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest and amortization of debt issuance costs. Earnings represent income before income taxes from continuing operations before fixed charges and after capitalized expenses. As a result of non-cash ceiling test write-downs, earnings were inadequate to cover fixed charges for the year ended December 31, 2012, by approximately $137.5 million.
(3)	Cash interest is defined as the total amount of interest paid on our obligations, prior to any allowed capitalized amount.

Summary historical reserve and operating data

The following tables summarize our historical estimated proved oil and natural gas reserves and production and operating data as of and for the periods presented. Our historical reserve information has been derived from reserve reports prepared by Ryder Scott Company, L.P. The reserve volumes and values were determined using the methods prescribed by the SEC. This information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. For additional information, you should refer to the reserve report letter of Ryder Scott Company, L.P. attached as Exhibit 99.1 to our Form 10-K for the year ended December 31, 2014. Historical results are not necessarily indicative of results that may be expected for any future period.

	Historical
	Year ended December 31,
	2012(1)	2013(2)	2014
Estimated proved oil and natural gas reserves:
Natural gas reserves (MMcf)
Proved developed	140,307	163,728	182,567
Proved undeveloped	47,957	86,381	126,458

Total	188,264	250,109	309,025
Natural gas liquids reserves (MMcfe)
Proved developed	20,608	23,173	42,584
Proved undeveloped	3,758	5,257	30,914

Total	24,366	28,430	73,498
Oil reserves (MBbl)
Proved developed	1,225	2,709	2,089
Proved undeveloped	410	322	348

Total	1,635	3,031	2,437

Total estimated reserves (MMcfe)*	222,441	296,723	397,148

Discounted present value of estimated proved reserves (in thousands):
Estimated pre-tax future net cash flows(3)	$402,861	$762,773	$1,093,930

Discounted pre-tax future net cash flows (PV-10)(3)	$237,755	$471,296	$600,711

Standardized measure of discounted future net cash flows	$230,823	$451,180	$548,562

Average end of year SEC prices:
Oil $/Bbl	$102.81	$106.19	$96.45
Gas $/Mcf	$2.20	$3.11	$3.80
Ngl $/Mcfe	$6.07	$5.10	$4.11

*	Oil conversion to Mcfe at one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.
(1)	As of December 31, 2014, we determined that certain previously disclosed estimates of proved undeveloped reserves as of December 31, 2012, should have been reduced by 5,817 MMcfe. Accordingly, proved undeveloped reserves as of December 31, 2012, have been adjusted to reflect these revised estimates.
(2)	As of December 31, 2014, we determined that certain previously disclosed estimates of proved undeveloped reserves as of December 31, 2013, should have been reduced by 5,088 MMcfe. Accordingly, proved undeveloped reserves as of December 31, 2013, have been adjusted to reflect these revised estimates.
(3)

Estimated pre-tax future net cash flows and discounted pre-tax future net cash flows (PV-10) are non-GAAP measures because they exclude income tax effects. Management believes these non-GAAP measures are useful to investors as they are based on prices, costs and discount factors which are consistent from company to company, while the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. As a result, we believe that investors can use these non-GAAP measures as a basis for comparison of the relative size and value of our reserves to other companies. We also understand that securities analysts and rating agencies use these non-GAAP measures in similar ways. The following table reconciles our historical undiscounted and discounted future net cash flows to standardized measure of discounted cash flows as of December 31, 2012, 2013 and 2014.

	Historical
	Year ended December 31,
	2012	2013	2014
(in thousands)
Estimated pre-tax future net cash flows	$402,861	$762,773	$1,093,930
10% annual discount	(165,106)	(291,477)	(493,219)

Discounted pre-tax future net cash flows (PV-10)	$237,755	$471,296	$600,711
Future income taxes discounted at 10%	(6,932)	(20,116)	(52,149)

Standardized measure of discounted future net cash flows	$230,823	$451,180	$548,562

	Historical
	Year ended December 31,
	2012	2013	2014
Production:
Oil (MBbl)	521	681	803
Gas (MMcf)	27,466	29,226	31,028
Ngl (MMcfe)	3,365	4,754	7,482

Total Production (MMcfe)	33,957	38,066	43,325
Average sales price per unit(1):
Oil (per Bbl)	$105.85	$103.83	$96.30
Gas (per Mcf)	2.06	2.95	3.83
Ngl (per Mcfe)	6.10	5.22	4.27

Per Mcfe	3.90	4.78	5.26
Operating expenses ($/Mcfe)(2)	$1.15	$1.15	$1.12

(1)	Does not include the effect of hedges.
(2)	Operating expenses do not include production taxes.

Risk factors

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference. The risks and uncertainties we have described below and in our Annual Report identified above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose part of your investment.

Risks relating to this offering and our outstanding common stock

Our stock price could be volatile, which could cause you to lose part or all of your investment.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our common stock, like that of the securities of other energy companies, has been and may continue to be highly volatile. During 2014, the sales price of our stock ranged from a low of $3.15 per share (on December 15, 2014) to a high of $7.82 per share (on June 30, 2014). Factors such as announcements concerning changes in prices of oil and natural gas, the success of our acquisition, exploration and development activities, the availability of capital, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of our common stock.

From time to time, there has been limited trading volume in our common stock. In addition, there can be no assurance that there will continue to be an active trading market for our common stock or that any securities research analysts will continue to provide research coverage with respect to our common stock. It is possible that such factors will adversely affect the market for our common stock.

Issuance of shares in connection with financing transactions or under stock incentive plans will dilute current stockholders.

We have issued 1,495,000 shares of Series B Preferred Stock, which are presently convertible into 5,147,734 shares of our common stock. In addition, pursuant to our stock incentive plans, our management is authorized to grant stock awards to our employees, directors and consultants. You will incur dilution upon the conversion of the Series B Preferred Stock, the exercise of any outstanding stock awards or the grant of any restricted stock. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, further dilution to our existing stockholders will result, and new investors could have rights superior to existing stockholders.

The number of shares of our common stock eligible for future sale could adversely affect the market price of our stock.

At December 31, 2014, we had reserved approximately 1.5 million shares of common stock for issuance under outstanding options and approximately 5.1 million shares issuable upon conversion of the Series B Preferred Stock. All of these shares of common stock are registered for sale or resale on currently effective registration statements. We may issue additional restricted securities or register additional shares of common stock under the Securities Act in the future. The issuance of a significant number of shares of common stock upon the exercise of stock options, the granting of restricted stock or the conversion of the Series B Preferred Stock, or the availability for sale, or sale, of a substantial number of the shares of our common stock eligible for future sale under effective registration statements, under Rule 144 or otherwise, could adversely affect the market price of the common stock.

Provisions in our certificate of incorporation and bylaws could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders.

Certain provisions of our certificate of incorporation and bylaws may delay, discourage, prevent or render more difficult an attempt to obtain control of our company, whether through a tender offer, business combination, proxy contest or otherwise. These provisions include:

•	the charter authorization of “blank check” preferred stock;

•	provisions that directors may be removed only for cause, and then only on approval of holders of a majority of the outstanding voting stock;

•	a restriction on the ability of stockholders to call a special meeting and take actions by written consent; and

•	provisions regulating the ability of our stockholders to nominate directors for election or to bring matters for action at annual meetings of our stockholders.

We do not intend to pay dividends on our common stock and our ability to pay dividends on our common stock is restricted.

We have not paid dividends on our common stock, cash or otherwise, and intend to retain our cash flow from operations for the future operation and development of our business. We are currently restricted from paying dividends on our common stock by our senior secured bank credit facility, the indenture governing the 10% senior notes due 2017 and, in some circumstances, by the terms of our Series B Preferred Stock. Any future dividends also may be restricted by our then-existing debt agreements.

Use of proceeds

The net proceeds to us from this offering will be approximately $                 million (or $                 million if the underwriters’ over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for working capital and for general corporate purposes, including the repayment of outstanding borrowings under our senior secured bank credit facility.

At December 31, 2014, we had $75.0 million outstanding under our senior secured bank credit facility. In addition, from January 1, 2015 through March 1, 2015, we borrowed an additional $15.0 million under our senior secured bank credit facility for general working capital needs. Outstanding balances under our senior secured bank credit facility bear interest at the alternate base rate plus a margin (based on a sliding scale of 0.5% to 1.5% depending on total commitments) or the adjusted LIBO rate plus a margin (based on a sliding scale of 1.5% to 2.5% depending on total commitments). The alternate base rate is equal to the highest of (i) the JPMorgan Chase prime rate, (ii) the Federal Funds Effective Rate plus 0.5% or (iii) the adjusted LIBO rate plus 1%. For the purposes of the definition of alternate base rate only, the adjusted LIBO rate is equal to the rate at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market. For all other purposes, the adjusted LIBO rate is equal to the rate at which Eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the company) are quoted, as adjusted for statutory reserve requirements for Eurocurrency liabilities. Our senior secured bank credit facility matures on October 3, 2016. We used the proceeds of borrowings under our senior secured bank credit facility for the exploration and development of our oil and gas properties, acquisitions and other capital expenditures, and for other general corporate purposes. To the extent our capital expenditures during 2015 exceed our cash flow from operations and cash on hand, we expect to borrow under our senior secured bank credit facility.

Capitalization

The following table sets forth our unaudited cash and cash equivalents and capitalization as of December 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our sale of the shares of common stock in this offering and the application of the net proceeds thereof as described in “Use of proceeds.”

You should read this table in conjunction with the sections entitled “Use of proceeds” and “Summary – Summary historical consolidated financial data” in this prospectus supplement, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, and the sections entitled “Description of common stock” in this prospectus supplement and “Description of Capital Stock – Common Stock” in the accompanying prospectus.

	As of December 31, 2014
($ in thousands, except per share data)	Actual	As Adjusted
Cash and cash equivalents	$18,243	$

Long term debt:
Bank credit facility(1)	$75,000
10% senior notes due 2017	350,000

Total debt	$425,000

Stockholders’ equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; 1,495,000 issued and outstanding	$1
Common stock, par value $.001 per share; 150,000,000 shares authorized; 64,720,760 shares issued and outstanding (actual); 74,720,760 shares issued and outstanding (as adjusted)(2)	65
Additional paid-in capital	285,957
Accumulated other comprehensive income	5,420
Accumulated deficit	(154,534)

Total stockholders’ equity	$136,909

Total capitalization	$580,152	$

(1)	From January 1, 2015, through March 1, 2015, we borrowed an additional $15 million under our senior secured bank credit facility for general working capital needs. At March 1, 2015, after giving effect to our sale of the shares of common stock in this offering and the application of the net proceeds thereof to repay outstanding borrowings under our senior secured bank credit facility, we would have been able to incur an additional $ million of indebtedness under our senior secured bank credit facility (subject to customary borrowing conditions).
(2)	The number of shares of common stock outstanding after the offering is based on 64,720,760 shares of common stock outstanding as of December 31, 2014, which excludes (i) 1,517,704 shares issuable upon the exercise of outstanding stock options awarded under our 1998 Incentive Plan and our 2013 Incentive Plan and held by our employees, officers and directors, (ii) 2,428,202 shares of unvested restricted common stock awarded under our stock incentive plans and held by our employees, officers and directors and (iii) 5,147,734 shares issuable upon conversion of the Series B Preferred Stock.

Price range of common stock

Our common stock is traded on the New York Stock Exchange under the trading symbol “PQ.” The following table sets forth the range of high and low intraday sales prices per share of our common stock on the New York Stock Exchange composite tape for each calendar quarter.

	High	Low
2013
First Quarter	$5.39	$3.55
Second Quarter	5.10	3.85
Third Quarter	4.74	3.87
Fourth Quarter	4.93	3.63

2014
First Quarter	$5.93	$3.66
Second Quarter	7.82	5.17
Third Quarter	7.76	5.13
Fourth Quarter	5.66	3.15

2015
First Quarter (through March 10, 2015)	$3.83	$2.55

The closing price of our common stock on the New York Stock Exchange on March 10, 2015 was $2.59.

As of March 1, 2015, there were approximately 272 holders of record of our common stock.

Description of common stock

Please read the information discussed under the heading “Description of Capital Stock – Common Stock” beginning on page 17 of the accompanying prospectus. As of March 1, 2015, we had 150,000,000 shares of authorized common stock, par value $0.001 per share, of which 65,863,474 shares were outstanding.

Upon completion of this offering, 75,863,474 of our shares of common stock will be outstanding (or 77,363,474 if the underwriters’ over-allotment option is exercised in full), based on the number of shares outstanding on March 1, 2015 (assuming no exercise of stock options granted to our employees, of which approximately 1,195,457 were exercisable at a weighted average price of $6.47 as of December 31, 2014, and excluding shares available for future equity awards under our stock incentive plans and shares issuable upon conversion of the Series B Preferred Stock). See “Risk factors – Risks relating to this offering and our outstanding common stock – Issuance of shares in connection with financing transactions or under stock incentive plans will dilute current shareholders.”

Dividend policy

We have not historically paid a dividend, cash or otherwise, on our common stock and do not intend to in the foreseeable future. In addition, under our senior secured bank credit facility and the indenture with respect to our 10% senior notes due 2017, we are and will be restricted from paying cash dividends on our common stock. The payment of future dividends, if any, on our common stock will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

Material United States federal income and estate tax considerations to non-U.S. holders

The following summary is a description of the material U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of our common stock by non-U.S. holders. The discussion is for general information only and does not consider all aspects of federal income and estate taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of such holder’s personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of our common stock by investors that do not hold the stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	traders in securities that use a mark-to-market method of accounting for U.S. federal income tax purposes;

•	tax-exempt investors;

•	partnerships or other pass-through entities and investors in such entities;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	U.S. expatriates;

•	regulated investment companies, banks, thrifts, insurance companies or other financial institutions;

•	persons that hold our common stock as a position in a straddle or as part of a synthetic security or hedge, conversion transaction or other integrated investment;

•	investors that have a functional currency other than the U.S. dollar;

•	persons subject to U.S. federal alternative minimum tax; and

•	investors that are “controlled foreign corporations” or “passive foreign investment companies.”

Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not describe any non-U.S. income or estate tax laws or state and local tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal gift tax law, nor does it address any aspects of the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010.

Except as otherwise modified for U.S. federal estate tax purposes, you are a “non-U.S. holder” of our common stock if you are a beneficial owner of the stock and are not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or who otherwise has sufficient presence in the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a U.S. person.

The treatment of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds our common stock generally will depend on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the purchase of our common stock should consult their independent tax advisors.

As described in more detail below, the U.S. federal income tax consequences to a non-U.S. holder conducting a trade or business in the United States will depend on whether the income or gain at issue is effectively connected with the conduct of such U.S. trade or business (or in the case of an applicable income tax treaty, whether such income or gain is attributable to a permanent establishment in the United States).

This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock. Any such change may adversely affect a non-U.S. holder.

If you are considering the purchase of our common stock, you should consult an independent tax advisor regarding the application of U.S. federal income and estate tax laws, as well as other federal tax laws and the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Dividend distributions

Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the non-U.S. holder’s conduct of trade or business in the United States (or in the case of an applicable income tax treaty, provided such dividends are not attributable to a permanent establishment in the United States). Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock (determined on a share by share basis), and thereafter will be treated as gain realized on the sale or other disposition of our common stock as described below under “– Sale, exchange, redemption or other disposition of stock.”

A non-U.S. holder who wishes to claim the benefit of an applicable reduced treaty rate is required to properly certify to us or an intermediary eligibility for the reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty but does not provide proper certification to us or an intermediary, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS and satisfying applicable certification and disclosure requirements.

Dividends that are effectively connected with the conduct of a trade or business within the United States (or in the case of an applicable income tax treaty, are attributable to a permanent establishment in the United States) are not subject U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements must be complied with in order for such income to be exempt from withholding. A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

Sale, exchange, redemption or other disposition of stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of shares of common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States (or in the case of an applicable income tax treaty, is attributable to a permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

We believe that we are currently a “United States real property holding corporation” for U.S. federal income tax purposes and it is likely that we will remain one in the future. However, so long as our common stock continues to be regularly-traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held more than 5% of our common stock (a “greater-than-five percent shareholder”) at any time during the shorter of (i) the five year period preceding the date of disposition or (ii) the holder’s holding period, will be subject to U.S. federal income tax on the disposition of our common stock. A greater-than-five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If our common stock was not considered to be regularly-traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our common stock.

Additional withholding requirements

Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), the relevant withholding agent may be required to withhold 30% of any dividends paid at any time and 30% of the gross proceeds of a sale of our common stock paid after December 31, 2016 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose to U.S. tax authorities its U.S. accountholders, including certain accountholders that are foreign entities with U.S. owners, and meets certain other specified requirements or (ii) a non-financial foreign entity unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner to U.S. tax authorities and such entity meets certain other specified requirements. Prospective investors should consult their own tax advisors regarding this new legislation.

Information reporting and backup withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to non-U.S. holders on shares of our common stock and the amount of tax we withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding tax (at a rate of 28%) on dividends the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN or W-8BEN-E) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN or W-8BEN-E) to the broker of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Federal estate tax

Common stock held by an individual non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Underwriting (conflicts of interest)

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. Johnson Rice & Company L.L.C. and Scotia Capital (USA) Inc. are acting as joint book-running managers of the offering and as representatives (the “representatives”) of the underwriters. Subject to the terms and conditions of the underwriting agreement dated                 , 2015, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of shares
Johnson Rice & Company L.L.C.
Scotia Capital (USA) Inc.
Total	10,000,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Option to purchase additional shares of common stock

The underwriters have an option to buy up to 1,500,000 additional shares of common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting discount and commissions and offering expenses

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $250,000.

Conflicts of interest

This offering is being conducted in accordance with the applicable provisions of FINRA Rule 5121. An affiliate of Scotia Capital (USA) Inc., one of the underwriters, is a lender under our senior secured bank credit facility and as such may receive 5% or more of the net proceeds in this offering and may be deemed to have a “conflict of interest” within the meaning of Rule 5121. To comply with Rule 5121, Scotia Capital (USA) Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists.

Other relationships

The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. From time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of customers and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Lock-up agreements

We have agreed that we will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with SEC any registration statement relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives, other than (A) our common stock to be sold in this offering, (B) any shares of our common stock or any securities convertible or exchangeable into our common stock (i) issued pursuant to our stock plans or issued upon the exercise of incentive awards granted under our stock plans or (ii) issued in connection with acquisitions by us; provided that the aggregate market value of all such shares issued in connection with this clause (ii) does not exceed 5% of our market capitalization as of 4:30 p.m. (New York City time) on the closing date of this offering and the recipients agree in writing to be bound by restrictions contained in the “lock-up” agreements, each substantially in the form attached to the underwriting agreement, (C) filings by us with the SEC in connection with the shares of our common stock identified in clause (B)(i) above, and (D) any incentive awards granted under existing equity incentive plans that are surrendered to us for no additional consideration. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, except that such extension will not apply if (i) at the expiration of the 90-day restricted period, shares of our common stock are “actively-traded securities” under Rule 101(c)(1) of Regulation M of the Securities Act and (ii) we meet the applicable requirements of paragraph (a)(1) of Rule 139 under the Securities Act.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period ending May 23, 2015, may not, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of the representatives, subject to certain limited exceptions. Notwithstanding the foregoing, if (1) during the last 17 days of the restricted period ending May 23, 2015, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period ending May 23, 2015, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period ending May 23, 2015, the restrictions imposed by lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, except that such extension will not apply if (i) at the expiration of the restricted period ending May 23, 2015, shares of our common stock are “actively-traded securities” under Rule 101(c)(1) of Regulation M of the Securities Act, and (ii) we meet the applicable requirements of paragraph (a)(1) of Rule 139 under the Securities Act. Notwithstanding the foregoing, certain directors and officers may sell shares to satisfy U.S. federal tax obligations due upon vesting of shares of restricted common stock during the restricted period without regard to these restrictions, and certain directors and officers may sell shares to us solely to the extent necessary to satisfy U.S. federal tax obligations in connection with the exercise of options to purchase shares of our common stock issued prior to the commencement of this offering and scheduled to expire prior to the end of the restricted period or to effect the cashless exercise of options to purchase shares of our common stock issued prior to the commencement of this offering and scheduled to expire prior to the end of the restricted period.

Notwithstanding the foregoing, Charles T. Goodson may sell shares pursuant to a Rule 10b5-1 trading plan established prior to the commencement of this offering pursuant to trading formulas or other instructions provided prior to the commencement of this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

New York Stock Exchange listing

Our common stock is quoted on the New York Stock Exchange under the symbol “PQ.”

Price stabilization and short position; passive market making

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or maybe “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Electronic distribution

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of our common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Legal matters

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Porter Hedges LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine  & Moore LLP, New York, New York.

Experts

The consolidated financial statements of PetroQuest Energy, Inc. appearing in PetroQuest Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of PetroQuest Energy, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The information contained and incorporated by reference in this prospectus supplement regarding estimated quantities of reserves, the future net revenues from those reserves and their present value of PetroQuest Energy, Inc. is based on estimates of the reserves and present values prepared by Ryder Scott Company, L.P., independent petroleum engineers. All of such information has been so included herein in reliance upon the authority of such firm as an expert in such matters.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at l-800-SEC-0330. The SEC also maintains a website that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov.

Our website is located at www.petroquest.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

We have filed a registration statement with the SEC to register the securities offered by this prospectus supplement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement or the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement and prior to the termination of this offering. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 6, 2015 (File No. 001-32681);

•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2014, incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 5, 2014 (File No. 001-32681);

•	A description of our capital stock contained in our Form 8-A filed with the SEC on November 18, 2005 (File No. 001-32681); and

•	Our Current Reports on Form 8-K, filed with the SEC on November 19, 2014, November 21, 2014, and February 26, 2015 (File No. 001-32681) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

PetroQuest Energy, Inc. 400 E. Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508 Attention: Corporate Secretary Telephone number: (337) 232-7028

Certain definitions

The definitions set forth below shall apply to the indicated terms as used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.

Bcf. Billion cubic feet of natural gas.

Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Block. A block depicted on the Outer Continental Shelf Leasing and Official Protraction Diagrams issued by the U.S. Minerals Management Service or a similar depiction on official protraction or similar diagrams issued by a state bordering on the Gulf of Mexico.

Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Completion. The installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Condensate. A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Exploratory well. A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

Extension well. A well drilled to extend the limits of a known reservoir.

Farm-in or farm-out. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Lead. A specific geographic area which, based on supporting geological, geophysical or other data, is deemed to have potential for the discovery of commercial hydrocarbons.

MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mcf. Thousand cubic feet of natural gas.

Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

MMBls. Million barrels of crude oil or other liquid hydrocarbons.

MMBtu. Million British Thermal Units.

MMcf. Million cubic feet of natural gas.

MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or wells, as the case may be.

Ngl. Natural gas liquid.

Possible reserves. Those additional reserves that are less certain to be recovered than probable reserves.

Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

Probable reserves. Those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved area. The part of a property to which proved reserves have been specifically attributed.

Proved oil and gas reserves. Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

Proved properties. Properties with proved reserves.

Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

Reliable technology. A grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves. Estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resources. Quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

Stratigraphic test well. A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Unproved properties. Properties with no proved reserves

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

PROSPECTUS

$350,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Guarantees of Non-Convertible Debt

Securities of PetroQuest Energy, Inc.

by:

PetroQuest Energy, L.L.C.

TDC Energy LLC

We may offer from time to time debt securities, shares of our common stock, shares of our preferred stock, depositary shares, warrants, purchase contracts and units. Any non-convertible debt securities we issue under this prospectus may be guaranteed by certain of our subsidiaries.

The aggregate initial offering price of the securities that we offer will not exceed $350,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

Our common stock is quoted on the New York Stock Exchange under the symbol “PQ.” The last reported sale price of our common stock on September 16, 2013 was $4.08 per share.

We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

Investing in our securities involves significant risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $350 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. This prospectus, together with applicable prospectus supplements, any information incorporated by reference, and any related free writing prospectuses we file with the Commission, includes all material information relating to these offerings and securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents By Reference” and the additional information described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the Commission that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the Commission. The registration statement and other reports can be read at the Commission website or at the Commission offices mentioned under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

PETROQUEST ENERGY, INC.

PetroQuest Energy, Inc. is an independent oil and gas company with primary operations in Oklahoma, Texas and the Gulf Coast Basin. We seek to grow our production, proved reserves, cash flow and earnings at low finding and development costs through a balanced mix of exploration, development and acquisition activities.

PetroQuest Energy, Inc. is a Delaware corporation formed in 1998 whose principal executive offices are located at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. Our telephone number is (337) 232-7028. As used in this prospectus, the terms “we,” “us,” “our” and “PetroQuest” mean PetroQuest Energy, Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

ABOUT THE SUBSIDIARY GUARANTORS

PetroQuest Energy, Inc. is a holding company. We conduct substantially all of our operations through our subsidiaries PetroQuest Energy, L.L.C. and TDC Energy LLC. If so indicated in an accompanying prospectus supplement, each of these subsidiaries may jointly and severally, fully, irrevocably and unconditionally guarantee our payment obligations under any series of non-convertible debt securities offered by this prospectus. To the extent required by the rules and regulations of the Commission, financial information concerning our guarantor subsidiaries and non-guarantor subsidiaries will be included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the Commission and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference herein concerning, among other things, our ability to integrate our recently completed acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and the significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “expect,” “estimate,” “project,” “plan,” “believe,” “achievable,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to the risks and uncertainties discussed in the section entitled “Risk Factors” included elsewhere in this prospectus and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013 and our subsequent Commission filings.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Commission’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. PetroQuest maintains an Internet site at www.petroquest.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

We have filed a registration statement with the Commission on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about the offered securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the Commission under the Exchange Act, are incorporated herein by reference:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 11, 2013 (File No. 001-32681), including the portions of our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2013, incorporated by reference therein (File No. 001-32681);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, filed with the Commission on May 8, 2013 and August 6, 2013, respectively (File No. 001-32681);

•	A description of our capital stock contained in our Form 8-A filed with the Commission on November 18, 2005 (File No. 001-32681).

•

Our Current Reports on Form 8-K, filed with the Commission on March 5, 2013, March 29, 2013, May 13, 2013, May 23, 2013, June 20, 2013, June 25, 2013, June 28, 2013 and July 3, 2013 (as amended by our Current Report on Form 8-K/A filed on September 13, 2013), (File No. 001-32681) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to PetroQuest Energy, Inc., 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, Attention: Corporate Secretary, telephone number: (337) 232-7028.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock, Series B Preferred Stock or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement or any pricing supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include capital expenditures, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of indebtedness.

DILUTION

Our net tangible book value at June 30, 2013 was $1.53 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

RATIO OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges and ratio of earnings to fixed charges plus preferred stock dividends for each of the periods indicated were as follows:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012		2011	2010	2009		2008
Ratio of earnings to fixed charges (1)	1.64	—	(2)	1.10	3.31	—	(2)	—	(2)
Ratio of earnings to fixed charges plus preferred stock dividends (3)	1.27	—	(4)	0.84	2.57	—	(4)	—	(4)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes from continuing operations plus fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, and amortization of debt issuance costs.
(2)	As a result of non-cash ceiling test write-downs, earnings were inadequate to cover fixed charges for the years ended December 31, 2008, December 31, 2009, and December 31, 2012, by approximately $163.1 million, $113.5 million and $137.5 million, respectively.
(3)	For purposes of calculating the ratio of earnings to fixed charges plus preferred stock dividends, earnings represent income before income taxes from continuing operations plus fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt issuance costs, and preferred stock dividends.
(4)	As a result of non-cash ceiling test write-downs, earnings were inadequate to cover fixed charges plus preferred stock dividends for the years ended December 31, 2008, December 31, 2009, and December 31, 2012, by approximately $168.2 million, $118.6 million and $142.6 million, respectively.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

•	in the case of senior debt securities, under a senior indenture to be entered into among us, the guarantors of those securities, if any, and a trustee we will identify in a prospectus supplement; and

•

in the case of subordinated debt securities, under a subordinated indenture to be entered into among us, the guarantors of those securities, if any, and a trustee we will identify in a prospectus supplement.

Both the senior indenture and the subordinated indenture will be substantially in the form included as exhibits to the registration statement of which this prospectus is a part.

Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, we urge you to read the indentures, the forms of securities, the applicable prospectus supplements and the applicable supplemental indentures.

As used in this section of the prospectus and under the captions “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants,” “Description of Purchase Contracts,” and “Description of Units,” the terms “we,” “us,” “our” and PetroQuest mean PetroQuest Energy, Inc. only, and not the subsidiaries of PetroQuest Energy, Inc. Capitalized terms not otherwise defined in this Description of Debt Securities have the meanings given to them in the indentures.

Unless otherwise specified in a prospectus supplement, any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities, either of which may be issued in registered or global form. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to certain of our senior debt. In general, this means that if we declare bankruptcy, holders of the senior debt securities and certain other senior debt will be paid in full before the holders of subordinated debt securities will receive any payment on their securities. Non-convertible debt securities may be fully and unconditionally guaranteed by some or all of our subsidiaries.

We conduct substantially all of our operations through our subsidiaries. Consequently, our ability to repay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption, or to buy back the securities, depends to a certain extent upon our ability to receive cash flow from our subsidiaries. That is, we will depend upon our subsidiaries’ earnings and their distributing those earnings to us, and upon our subsidiaries repaying investments and advances we have made to them to meet our obligations under the debt securities and our other obligations. Our subsidiaries are separate and distinct legal entities and, except to the extent our subsidiaries guarantee the non-convertible debt securities, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so.

Generally, the debt securities will be effectively subordinated to all existing and future secured indebtedness of our subsidiaries and us and to all existing and future indebtedness of all non-guarantor subsidiaries. This means that our rights and the rights of our creditors, including the holders of our debt securities, to receive any of the cash or other assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the superior claims of creditors of the subsidiary, except to the extent that we or our creditors may be recognized as creditors of the subsidiary. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will also depend upon their operating results and will be subject to applicable laws and contractual restrictions. Unless otherwise specified in an applicable prospectus supplement, the indentures do not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The indentures do not limit the aggregate principal amount of debt securities that can be issued. The debt securities may be issued in one or more series as we may authorize from time to time. A prospectus supplement and a supplemental indenture relating to the offering of a particular series of debt securities will set forth the specific terms of the offered debt securities.

These terms will include some or all of the following:

•	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•

in the case of discount debt securities, the rate of accretion of principal, which may be fixed or variable, or the method of determining such rate, and the date or dates from which principal will accrete or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•

the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to legal defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•

the terms, if any, upon which the holders may convert or exchange (or upon which we may require the holders to convert or exchange) the debt securities into or for common stock, preferred stock or other securities or property of ours or of another Person (or upon which such debt securities shall automatically convert or be exchanged into or for such other securities or property);

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depository for global or certificated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•

to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•

the collateral, if any, securing such debt securities, and the guarantors, if any, who will guarantee such non-convertible debt securities, or the methods of determining such collateral, if any, and such guarantors, if any;

•

the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable indenture if other than the entire principal amount;

•

if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•

to add to, change or eliminate any of the provisions of the indentures to such extent as shall be necessary to add any of our subsidiaries as a co-issuer of debt securities of an applicable series; and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any Senior Debt on the terms set forth below:

Under the subordinated indenture, “Senior Debt” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•

the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us (including all mandatory obligations under repurchase agreements for the payment of the repurchase price for the securities purchased pursuant thereto);

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Debt does not include:

•

any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Debt shall continue to be Senior Debt and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Debt.

If we default in the payment of any principal of (or premium, if any) or interest on any Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise but excluding payments in Junior Securities) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occur, we will pay in full all Senior Debt before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of PetroQuest Energy, Inc. (or relating to our property), whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Debt has been paid in full (other than permitted payments in Junior Securities), such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all such Senior Debt in full.

The subordinated indenture does not limit the issuance of additional Senior Debt.

Subsidiary Guarantees

If specified in the prospectus supplement, our guarantor subsidiaries will guarantee the non-convertible debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the guarantees of the guarantor subsidiaries.

Subject to the limitations described below and in the prospectus supplement, the guarantor subsidiaries will, jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at the maturity date, by acceleration or otherwise, of all our payment obligations under the indentures and the non-

convertible debt securities of a series, whether for principal of, premium, if any, or interest on the non-convertible debt securities or otherwise. The guarantor subsidiaries will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable trustee in enforcing any rights under a guarantee with respect to a guarantor subsidiary.

In the case of subordinated non-convertible debt securities, a guarantee of a guarantor subsidiary will be subordinated in right of payment to the senior debt of such guarantor subsidiary on the same basis as the subordinated non-convertible debt securities are subordinated to our senior debt. No payment will be made by any guarantor subsidiary under its guarantee during any period in which payments by us on the subordinated non-convertible debt securities are suspended by the subordination provisions of the subordinated indenture.

Each guarantee of a guarantor subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by the relevant guarantor subsidiary without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each guarantee of a guarantor subsidiary will be a continuing guarantee and will:

•

remain in full force and effect until either (a) payment in full of all the applicable non-convertible debt securities (or such non-convertible debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or (b) released as described in the following paragraph;

•	be binding upon each guarantor subsidiary; and

•	inure to the benefit of and be enforceable by the applicable trustee, the holders of the non-convertible debt securities and their successors, transferees and assigns.

In the event that a guarantor subsidiary ceases to be our subsidiary, or all or substantially all of the assets or all of the capital stock of any guarantor subsidiary is sold or disposed of, including by way of sale, merger, consolidation or otherwise, such guarantor subsidiary will be released and discharged of its obligations under its guarantee without any further action required on the part of the trustee or any holder of the non-convertible debt securities, and no other person acquiring or owning the assets or capital stock of such guarantor subsidiary will be required to enter into a guarantee. If legal or covenant defeasance occurs with respect to the non-convertible debt securities of any series, all the guarantor subsidiaries will be released and discharged from their obligations under their guarantees. In addition, the prospectus supplement may specify additional circumstances under which a guarantor subsidiary can be released from its guarantee.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not merge with or into or consolidate with another entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other entity other than a direct or indirect wholly owned subsidiary of ours, and no entity may merge with or into or consolidate with us or, except for any direct or indirect wholly owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or the entity formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the applicable indenture;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•

our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of PetroQuest Energy, Inc.; and

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under an indenture shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately.

However, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Please read the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•

an Event of Default has occurred and the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture;

•

the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee shall not have instituted such action within 60 days of such request; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

As set forth below, we may discharge or defease our obligations under the indentures, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“legal defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

We may exercise our legal defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under each indenture, we and the applicable trustee may supplement the indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, each indenture requires the consent of each holder of debt securities that would be affected by any modification which would:

•

change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Each indenture permits the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indenture.

Payment and Paying Agent

Unless otherwise indicated in the applicable prospectus supplement:

Payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

A paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC or one of its participants and transfers of beneficial interests will only be effected through DTC’s or such participant’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	we determine in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

Each indenture and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Trustee

The Bank of New York Mellon Trust Company, N.A. will be the trustee under the senior debt securities indenture. The Bank of New York Mellon Trust Company, N.A. or another trustee may be appointed trustee under the subordinated debt securities indenture.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The total number of shares of all classes of stock that we have authority to issue is 155,000,000, consisting of 150,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. We had 64,530,468 shares of common stock and 1,495,000 shares of 6.875% Series B cumulative convertible perpetual preferred stock, par value $.001 per share, or the Series B Preferred Stock, outstanding as of August 2, 2013.

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and our bylaws relating to our capital stock. You should read our certificate of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the Commission, and they are incorporated by reference as exhibits to the registration statement. Please read “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor.

Preferred Stock

Our board of directors is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series;

•

the number of shares of the series, which number the board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding;

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series;

•	the dates on which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•

whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that class or series or that other security, the conversion or exchange price or prices or rate or rates, any adjustments to those prices or rates, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions of the conversion or exchange;

•	restrictions on the issuance of shares of the same series, or of any other class or series; and

•	the voting rights, if any, of the holders of shares of any series.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. You should read that document for provisions that may be important to you. We will include that document as an exhibit to a filing with the Commission in connection with an offering of preferred stock.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Series B Preferred Stock

Effective September 24, 2007, we filed a Certificate of Designations with the Secretary of State of the State of Delaware for 1,495,000 shares of Series B Preferred Stock. The following is a summary of certain terms of the Series B Preferred Stock:

Dividends. The Series B Preferred Stock will accumulate dividends at an annual rate of 6.875% per share on the liquidation preference thereof of $50 per share of Series B Preferred Stock. Dividends will be cumulative from the date of first issuance and, to the extent payment of dividends is not prohibited by our debt agreements, assets are legally available to pay dividends and our board of directors or an authorized committee of the board declares a dividend payable, we will pay dividends in cash, every quarter.

Subject to certain limited exceptions, no dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any shares ranking equally with the Series B Preferred Stock, which we refer to as parity shares, or shares ranking junior to the Series B Preferred Stock, which we refer to as junior shares, nor may any parity shares or junior shares be redeemed or acquired for any consideration by us (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds therefore have been set apart on the Series B Preferred Stock and any parity shares.

Liquidation preference. In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series B Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including common stock), but after any distribution on any of our indebtedness or senior stock, a liquidation preference in the amount of $50 per share of the Series B Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.

Ranking. The Series B Preferred Stock will rank:

•

senior to all of the shares of our common stock and to all of our other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of the Series B Preferred Stock;

•	on a parity with all of the our other capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of the Series B Preferred Stock; and

•

junior to all of our existing and future debt obligations and to all shares of our capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of the Series B Preferred Stock.

Mandatory conversion. We may, at our option, cause shares of the Series B Preferred Stock to be automatically converted at the applicable conversion rate, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date we give the conversion notice equals or exceeds 130% of the conversion price in effect on each such trading day.

Limited optional redemption. If fewer than 15% of the shares of Series B Preferred Stock are outstanding, we may, at our option, redeem for cash all such Series B Preferred Stock at a redemption price equal to the liquidation preference of $50 plus any accrued and unpaid dividends, if any, on a share of Series B Preferred Stock to, but excluding, the redemption date, for each share of Series B Preferred Stock.

Conversion rights. Each share of Series B Preferred Stock may be converted at any time, at the option of the holder, into 3.4433 shares of our common stock (which is based on an initial conversion price of approximately $14.52 per share of common stock, subject to adjustment) plus cash in lieu of fractional shares, subject to our right to settle all or a portion of any such conversion in cash or shares of our common stock. If we elect to settle all or any portion of our conversion obligation in cash, the conversion value and the number of shares of our common stock we will deliver upon conversion (if any) will be based upon a 20 trading day averaging period.

Upon any conversion, the holder will not receive any cash payment representing accumulated and unpaid dividends on the Series B Preferred Stock, whether or not in arrears, except in limited circumstances. The conversion rate is equal to $50 divided by the conversion price at the time. The conversion price is subject to adjustment upon the occurrence of certain events. The conversion price on the conversion date and the number of shares of our common stock, as applicable, to be delivered upon conversion may be adjusted if certain events occur.

Purchase or exchange upon fundamental change. If we become subject to a fundamental change (as defined below), each holder of shares of Series B Preferred Stock will have the right to require us to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, to the date of the purchase. We will have the option to pay the purchase price in cash, shares of common stock or a combination of cash and shares. Our ability to purchase all or a portion of Series B Preferred Stock for cash is subject to our obligation to repay or repurchase any outstanding debt required to be repaid or repurchased in connection with a fundamental change and to any contractual restrictions then contained in our existing borrowing agreements.

Conversion in connection with a fundamental change. If a holder elects to convert its shares of Series B Preferred Stock in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate for the Series B Preferred Stock. Upon a conversion in connection with a fundamental change, the holder will be entitled to receive a cash payment for all accumulated and unpaid dividends.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

1.	any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the voting power of our common equity;

2.	individuals who on September 25, 2007, constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors on September 25, 2007, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

3.	the merger or consolidation of us with or into another person or the merger of another person with or into us, or the sale of all or substantially all our assets to another person other than a transaction following which holders of securities that represented 100% of the voting power of our common equity immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting equity of the surviving person in such merger or consolidation transaction or transferee in such sale of assets transaction immediately after such transaction;

4.	the adoption of a plan relating to the liquidation or dissolution of PetroQuest; or

5.	our common stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States.

However, a fundamental change will not be deemed to have occurred in the case of a share exchange, merger or consolidation or in an exchange offer having the result described in subsection 1 above, if 90% or more of the consideration in the aggregate paid for common stock (and cash payments pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer consists of common stock of a United States company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

Voting rights. If we fail to pay dividends for six quarterly dividend periods (whether or not consecutive) or if we fail to pay the purchase price on the purchase date for the Series B Preferred Stock following a fundamental change, holders of the Series B Preferred Stock will have voting rights to elect two directors to our board.

In addition, subject to certain exceptions, we may generally not, without the approval of the holders of at least 66 2/3% of the shares of the Series B Preferred Stock then outstanding:

•

amend our certificate of incorporation and bylaws, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of the Series B Preferred Stock so as to adversely affect them;

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any senior stock; or

•	reclassify any of our authorized stock into any senior stock of any class, or any obligation or security convertible into or evidencing a right to purchase any senior stock.

In addition, if we create an additional series of preferred stock that is part of the same class as the Series B Preferred Stock and all series of the class are not equally affected by a proposed change, the approval of the holders of at least 66 2/3% of the series that would have diminished status will be required to amend our certificate of incorporation and bylaws, by merger or otherwise.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of PetroQuest to first negotiate with the Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure PetroQuest outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated Preferred Stock.

The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of PetroQuest by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors was to determine that a takeover proposal is not in our best interest, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Number of Directors; Filling Vacancies; Removal.

Our certificate of incorporation provides that the number of directors of PetroQuest will be as specified in its bylaws and authorizes our board of directors to make, alter, amend or repeal the bylaws. Our bylaws provide for a maximum of 12 directors, as such number shall be determined by resolution of our board of directors from time to time.

Our certificate of incorporation and bylaws provide that newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board of directors.

Our certificate of incorporation and bylaws provide that none of our directors will be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least a majority of the voting power of all of our outstanding shares of capital stock generally entitled to vote in the election of directors, voting together as a single class.

No Stockholder Action by Written Consent; Special Meetings.

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders. A special meeting of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President, our board of directors by the written order of a majority of the entire board of directors or upon the written request of stockholders owning not less than two-thirds of the shares of our capital stock issued, outstanding and entitled to vote at such meeting delivered to the President or Secretary that states the purpose or purposes of the proposed meeting. Moreover, the business transacted at all special meetings must be confined to the purpose or purposes stated in the notice.

Advance Notice Provisions for Stockholder Proposals and Nominations.

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices no less than 60 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to stockholders or the date on which it is first disclosed to the public. Our bylaws specify certain requirements for a stockholder’s notice to be in proper written form.

Limitations on Liability and Indemnification of Directors and Officers.

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Director and Officer Liability and Indemnification

Director Liability

Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under Delaware law. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except as restricted by Delaware law:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If Delaware law is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by Delaware law, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Director and Officer Indemnification

Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or, at our request, were serving as directors, officers, employees, agents or similar functionary of another entity, trust or other enterprise, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative, arbitrative or investigative, against all expense, liability and loss (including, without limitation, court costs and attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with any such proceeding.

The right to indemnification conferred by our certificate of incorporation includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to any of our employees or agents if authorized by our Board of Directors.

Our bylaws also provide indemnification rights for current and former directors and officers and any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which it is a creditor. We will indemnify all such persons for expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which such person is made a party by reason of being or having been our director or officer, except in relation to matters as to which such person is adjudged liable for negligence or misconduct in the performance of duty. The indemnification provided by the bylaws does not limit the indemnification provisions in the certificate of incorporation.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Listing

Our common stock is listed for quotation on the New York Stock Exchange under the symbol “PQ.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

Unless otherwise specified in this prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by another equitable method as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days has expired after the depositary has delivered to us written notice of its election to resign and a successor depositary has not been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock, depositary shares, purchase contracts or units that are registered pursuant to the registration statement to which this prospectus relates. We may issue warrants independently or together with other securities that are registered pursuant to the registration statement to which this prospectus relates. Warrants sold with other securities may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that we will name in the prospectus supplement. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

General

If warrants are offered, the prospectus supplement relating to a series of warrants will include the specific terms of the warrants, including:

•	the offering price;

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the dates or periods during which the warrants can be exercised;

•	whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	any special tax implications of the warrants or their exercise;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any other terms of the warrants.

Transfers and Exchanges

A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying securities.

Exercise

Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date.

After this time, unless we have extended the expiration date, the unexercised warrants will be void.

Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement, holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

•	warrant certificates properly completed; and

•	payment of the exercise price.

As soon as practicable after the delivery, we will issue and deliver to the indicated holder the securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility if we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us.

Title

We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a specified number, or amount, of securities at a future date or dates. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and an underlying debt or preferred security covered by this prospectus, U.S. Treasury security or other U.S. government or agency obligation. The holder of the unit may be required to pledge the debt, preferred security, U.S. Treasury security or other U.S. government or agency obligation to secure its obligations under the purchase contract.

If purchase contracts are offered, the prospectus supplement will specify the material terms of the purchase contracts, the units and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount that a holder will be obligated to pay under the purchase contract in order to purchase the underlying security;

•

the settlement date or dates on which the holder will be obligated to purchase the underlying security and whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which any early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•

the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number, or amount, of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract;

•

whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying debt or preferred security with an aggregate principal amount or liquidation amount equal to the stated amount;

•	the type of security, if any, that is pledged by the holder to secure its obligations under a purchase contract;

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the terms of the pledge arrangement relating to the security, including the terms on which distributions or payments of interest and principal on the security will be retained by a collateral agent, delivered to us or be distributed to the holder; and

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the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants, debt securities, purchase contracts or any combination of such securities, including guarantees of non-convertible debt securities. The applicable prospectus supplement will describe:

•	the securities comprising the units, including whether and under what circumstances the securities comprising the units may be separately traded;

•	the terms and conditions applicable to the units, including a description of the terms of any applicable unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

We may issue the debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants.

Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by the global security beneficially owned by the participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities.

Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for the global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, or its nominee, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell our securities from time to time through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may use these methods in any combination.

We will describe the terms of the offering of the securities in a prospectus supplement, information incorporated by reference or related free writing prospectus, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement, information incorporated by reference or related free writing prospectus are underwriters of the securities offered thereby.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters for their own account.

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We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.

We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:

•

to purchase from us up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of our securities at an agreed price per share of common stock; or

•

to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our common stock or any other outstanding security.

The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our common stock or other security.

The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

By Dealers

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

By Agents

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

By Delayed Delivery Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

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If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Direct Sales

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or other offering materials; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by Porter Hedges LLP, Houston, Texas and Garvey Schubert Barer, New York, New York. The validity of issuance of certain of the offered securities and other matters arising under Louisiana law are being passed upon by Onebane Law Firm, Lafayette, Louisiana. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of PetroQuest Energy, Inc. appearing in PetroQuest Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of PetroQuest Energy, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the oil and natural gas properties acquired from Hall-Houston Exploration II, L.P., Hall-Houston Exploration III, L.P., Hall-Houston Exploration IV, L.P. and GOM-H Exploration, LLC for each of the years in the two-year period ended December 31, 2012, appearing in PetroQuest Energy, Inc.’s Current Report on Form 8-K/A filed on September 13, 2013, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports included therein and incorporated herein by reference and have been so incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus regarding estimated quantities of reserves, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by Ryder Scott Company, L.P., independent petroleum engineers. All of such information has been included herein in reliance upon the authority of such firm as an expert in such matters.

The information incorporated by reference in this prospectus regarding estimated quantities of reserves, the future net revenues from those reserves and their present value of the oil and natural gas properties acquired from Hall-Houston Exploration II, L.P., Hall-Houston Exploration III, L.P., Hall-Houston Exploration IV, L.P. and GOM-H Exploration, LLC is based on estimates of the reserves and present values prepared by Ryder Scott Company, L.P., independent petroleum engineers. All of such information has been so included herein in reliance upon the authority of such firm as an expert in such matters.